Exhibit 10.7


                                    AGREEMENT

        This agreement (this "Agreement") is made as of the 10th day of May, 2001 by and among Cross Media Marketing Corporation (f/k/a Symposium Corporation) ("Cross Media Marketing" or the "Company"), a Delaware corporation, with its principal office in New York, New York, and Richard L. Prochnow ("Prochnow") and RLP Holdings, L.P. ("RLP"), a Georgia limited partnership, both of Atlanta, Georgia.

        In consideration of ten dollars ($10) and other good and valuable consideration the parties hereby agree as follows:

        1. Pursuant to that certain Stock Purchase Agreement, dated as of June 9, 1999 (the "Purchase Agreement") between Cross Media Marketing and Prochnow, Prochnow purchased from Cross Media Marketing 2,500,000 shares (the "Shares") of the Company's common stock, par value $0.001 (the "Common Stock"), for a total purchase price of $2,500,000, which purchase price was paid through Prochnow's issuance of a $2,500,000 principal amount Non-Negotiable Secured Promissory Note (as amended, the "Note"). On January 28, 2000, Prochnow paid $2,500 of the outstanding principal amount of the Note, leaving an unpaid balance of $2,497,500.

        2. Pursuant to a Stock and Partnership Interest Pledge Agreement, dated as of June 9, 1999 between Cross Media Marketing and Prochnow, as amended by Amendment No. 1 thereto, dated as of January 28, 2000 (as so amended, the "Pledge Agreement"), Prochnow pledged 1,900,000 shares of Common Stock (the "Pledged Shares") and all proceeds therefrom to Cross Media Marketing to secure payment of the Note.

        3. Pursuant to a Registration Rights Agreement, dated as of January 28, 2000, between Cross Media Marketing and Prochnow, as amended pursuant to an agreement dated as of November 1, 2000 among Cross Media Marketing, Prochnow, RLP and AmeriNet, Inc. (as so amended, the "Registration Rights Agreement"), Cross Media Marketing granted Prochnow the right (the "Put Right"), exercisable between January 15, 2001 and the 180th day following the effective date of the registration statement filed by the Company pursuant to Section 3(a) thereof (the "Put Period"), to require the Company to purchase from Prochnow, on one occasion, up to 600,000 shares of the Common Stock at a purchase price of $3.00 per share.

Indemnity

        4. Prochnow represents and warrants to Cross Media Marketing that: (a) the Shares are evidenced by Stock Certificate No. 02096 (the "Stock Certificate"); (b) Prochnow is the sole legal, beneficial and unconditional owner of the Shares, entitled to full and exclusive possession of the Stock Certificate; (c) despite a diligent search through the files and records of Prochnow and his counsel, it appears that the Stock Certificate has been lost or destroyed; (d) Prochnow has not sold, endorsed, assigned, transferred, hypothecated, pledged or otherwise transferred or disposed of the Stock Certificate and is entitled to the full and exclusive possession and benefit of said Stock Certificate; and (e) no person, firm or corporation other than Prochnow has any right, title, claim, equity, or interest in, to or with respect to the Stock Certificate or any proceeds of the Stock Certificate. Prochnow shall indemnify and hold Cross Media Marketing, its successors and assigns, harmless from and against any and all demands, claims, actions or causes of action, liabilities, losses or damages of any nature whatsoever, that may at any time be made or incurred by reason of the fact that the Stock Certificate may be in, or may hereafter come into, the possession of any person, firm or corporation, or as a result of the fact that the original Stock Certificate may not have been destroyed.

Exercise of Put Option; Reduction of Note

        5. Prochnow hereby exercises the Put Right in full, to sell 600,000 shares of Common Stock to Cross Media Marketing for an aggregate purchase price of $1,800,000 (the "Purchase Price").

        6. Prochnow and Cross Media Marketing hereby agree that the Purchase Price shall be paid by reduction of the indebtedness evidenced by the Note. Concurrently herewith, Cross Media Marketing has tendered the Note to Prochnow for cancellation against issuance and delivery by Prochnow to Cross Media Marketing of an Amended and Restated Note, in the form attached hereto as Exhibit A, reflecting the reduction of the outstanding principal amount thereof to $697,500, which amount is due and payable on January 14, 2010 (the "Amended and Restated Note").

        7. Concurrently herewith, Cross Media Marketing has instructed its transfer agent to issue and deliver to Prochnow a stock certificate, registered in Prochnow's name, representing 1,368,000 shares of Common Stock, free and clear of the security interest granted to Cross Media Marketing pursuant to the Pledge Agreement. Cross Media Marketing has also instructed its transfer agent to issue a stock certificate, registered in Prochnow's name, representing 532,000 shares of Common Stock, which shall be pledged to Cross Media Marketing and subject to a security interest in its favor, in accordance with the Pledge Agreement. Concurrently herewith, Prochnow has delivered to Cross Media Marketing an executed blank Stock Power, with medallion signature guarantees, covering the Pledged Collateral. The definition of "Pledged Shares" in the Pledge Agreement is hereby further amended to mean 532,000 shares of Common Stock.

        8. Cross Media Marketing, Prochnow and RLP agree that the Registrations Rights Agreement is hereby amended and modified as follows:

        a) The definition of "Demand Registrable Stock" is amended to read in its entirety as follows: "Demand Registrable Stock" shall mean 1,900,000 shares of the Securities owned by Purchaser and 1,000,000 shares of the Securities owned by RLP."

        b) Section 3(a) is amended to read in its entirety as follows: "Cross Media Marketing as soon as reasonably practical shall file with the SEC a registration statement including the 1,900,000 shares of Common Stock owned by Prochnow and the 1,000,000 shares of Common Stock owned by RLP. Purchaser and RLP agree that, notwithstanding the registration of the Demand Registrable Stock owned by them, they will not, for a period of one year from the effective date of said registration statement (the "Restricted Period"), sell any more shares of Demand Registrable Stock, in the aggregate, than Prochnow would be entitled to sell during the Restricted Period in compliance with Rule 144(e)(1) under the
Act). Notwithstanding the foregoing, such limitation on the sale of Demand Registrable Stock during the Restricted Period shall not apply to any organization exempt under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), or charitable remainder trust within the meaning of Section 664 of the Code to which Prochnow or RLP have donated Demand Registrable Stock."

        9. This Agreement will be governed by the laws of the State of New York applicable to contracts made and to be performed entirely within such State. This Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement. This Agreement supersedes any prior understanding or agreement, written or oral, between or among the parties hereto (or any of them) relating to the subject matter hereof. However, except as amended hereby, the Registration Rights Agreement and the Stock and Partnership Interest Pledge Agreement, as amended by Amendment No. 1 and Amendment No. 2 thereto, shall remain in full force and effect as executed and delivered by the parties.

        10. IN WITNESS WHEREOF the parties have duly executed this Agreement as of the day and year first above written.



CROSS MEDIA MARKETING CORPORATION


By: /s/ Ronald Altbach
   ---------------------------
     Name: Ronald Altbach
     Title: CEO


                                         /s/ Richard L. Prochnow
                                         --------------------------------------
                                         RICHARD L. PROCHNOW


                                         RLP HOLDINGS, L.P.


                                         By: /s/ Richard L. Prochnow
                                            -----------------------------------
                                            Name:
                                            Title:

                                                                       Exhibit A

                              AMENDED AND RESTATED

                     NON-NEGOTIABLE SECURED PROMISSORY NOTE


$697,500                                                      May 10, 2001

               FOR VALUE RECEIVED, Richard L. Prochnow (the "Maker"), hereby promises to pay to the order of Cross Media Marketing Corporation (f/k/a Symposium Corporation), a Delaware corporation ("Cross Media Marketing"), the principal sum of SIX HUNDRED NINETY-SEVEN THOUSAND FIVE HUNDRED DOLLARS ($697,500), due and payable on January 14, 2010. In addition, concurrently with any sale of Common Stock of Cross Media Marketing subsequent to the date of this Note, Maker shall pay to Cross Media Marketing one-third of the net proceeds from such sale to reduce the amount outstanding on this Note; provided, however, that the aggregate of all such payments in connection with sales of Common Stock by Maker shall not exceed $697,500 plus accrued interest, if any.

               If any payment on this Note is not made when due, such payment and any outstanding amount on this Note shall thereafter bear interest at a rate of 10% per annum until the amount not paid and accrued and unpaid interest is paid in full.

               All payments on this Note shall be made in such currency of the United States as at the time of payment shall be legal tender for the payment of public and private debts.

               This Note evidences indebtedness incurred pursuant to the terms of that certain Stock Purchase Agreement of June 9, 1999 between Maker and Cross Media Marketing (the "Purchase Agreement"). Cross Media Marketing and the Maker also entered into a Stock and Partnership Interest Pledge Agreement dated June 9, 1999, as amended on January 28, 2000 and as subsequently amended on even date hereof (as so amended, the "Pledge Agreement") providing, among other things, for the securing of this Note by a pledge of the Pledged Collateral (as defined in the Pledge Agreement). To the extent applicable, the provisions of the Purchase Agreement and/or the Pledge Agreement (including, without limitation, the provisions of Section 6.1 of the Purchase Agreement) are incorporated herein by this reference.

               If any of the following events (each, an "Event of Default") shall occur:

               (a) the Maker shall default in the payment of any part of the principal or interest on this Note when the same shall become due and payable, whether at maturity, by acceleration or otherwise.

               (b) the Maker shall (i) become insolvent or be unable, or admit in writing its inability, to pay its debts as they mature; (ii) make a general assignment for the benefit of creditors; (iii) be adjudicated as bankrupt or insolvent or file a voluntary petition in bankruptcy; (iv) file a petition or an answer seeking an arrangement with creditors to take advantage of any insolvency law; or (v) file an answer admitting to the material obligations or consent to, or default in answering, or fail to have dismissed within 60 days after the filing thereof, a petition filed against it in any bankruptcy or insolvency proceeding; or

               (c) any breach of the Maker's obligations under the Pledge Agreement shall have occurred and be continuing or any representation or warranty made under Section 4.3 of the Pledge Agreement shall be false in any material respect, then, the holder of this Note may at any time by written notice to the Maker, declare the entire unpaid principal of and the interest accrued on this Note through the date of such Event of Default to be forth with due and payable, without other notices or demands of any kind, all of which are hereby waived by the Maker; provided that if an Event of Default occurs pursuant to paragraph (b) above, the entire unpaid principal and the interest accrued on this Note shall be come automatically due and payable without any notice, demand or other action by the holder.

               The Maker agrees to pay to the holder hereof all reasonable expenses incurred by such holder, including reasonable attorneys' fees, in enforcing and collecting this Note.

               The Maker hereby forever waives presentment, demand, presentment for payment, protest, notice of protest, notice of dishonor of this Note and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.

               This Note shall be paid without deduction by reason of any set-off, defense or counterclaim of the Maker.

               This Note shall be governed by and construed in accordance with the laws of the State of Georgia, without giving effect to conflicts of law principles thereof.

               This Note is non-negotiable and shall not be transferred or assigned by Cross Media Marketing except by operation of law or as provided in the Purchase Agreement. Any attempted assignment of this Note by Cross Media Marketing except by operation of law or as provided in the Purchase Agreement shall be deemed void. This Note amends and replaces that certain Amended Non-Negotiable Secured Promissory Note dated January 28, 2000 executed by Maker in favor of Holder.


                                            /s/ Richard L. Prochnow
                                            ------------------------------------
                                            RICHARD L. PROCHNOW